Exhibit 10.10

THIRD ADDENDUM TO THE SHARE PURCHASE AGREEMENT

THIS THIRS ADDENDUM TO THE SHARE PURCHASE AGREEMENT (this “Third Addendum”) is made as of the 21st day of November 2023 by and between Polyrizon Ltd., a ess is at 5rcompany incorporated under the laws of the state of Israel, whose principal add rated underoZarhin St., Ra’anana, Israel (the “Company”) and Medigus Ltd., a company incorp eet, building B,rthe laws of the state of Israel, whose principle address is at 3 HaNechoshet St l6971068, Tel Aviv, Israel (the “Purchaser”). The Company and the Purchaser shaled to as arhereinafter be collectively referred to as the “Parties” and individually refer. “Party”

WHEREAS, the Parties entered into a Share Purchase Agreement dated July 15th, 2020 (the “SPA”); and

WHEREAS, the Parties entered into an addendum to the SPA dated December 15, 2021 (the “First Addendum”);

WHEREAS, the Parties entered into a second addendum to the SPA dated December 23, 2021 (the “Second Addendum”);

WHEREAS, subject to the terms and conditions of this Third Addendum, the Parties have agreed to change the terms of the SPA the First Addendum and the Second Addendum as further detailed in this Third Addendum.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Capitalized terms used and not defined herein shall have the meanings ascribed to them in the SPA, the First Addendum and Second Addendum.

2.	The Parties agree that the Original Option, and any and all terms related to the Original Option, are effectively fully terminated and are null and void and of no further effect.

3.	The Parties agree that the following clauses shall replace in their entirety, Section 1 of the First Addendum:

1.	Upon a completion of listing the Company’s ordinary shares (the “Ordinary Shares”) for trading on the NASDAQ, whether via an initial public offering, merger, or by any other means (the “Listing”), provided however, that such Listing takes place on or prior to December 31st 2024, the Purchaser shall receive the following option (the “New Option”):

Purchaser shall have the option, exercisable at its sole discretion, to invest in the Company an additional one-time investment in the amount of US$2,000,000, in consideration for Ordinary Shares of the Company. The New Option shall be exercisable under the terms set out below:

a.	The New Option shall be exercisable for a period of 3 (three) years commencing on the closing date of the Listing; and

b.	The number of Ordinary Shares issuable to the Company upon the exercise of the New Option shall be calculated according to a price per share equal to 125% of the Company’s price per share offered at the Listing. For the purpose of clarification, if the price per share on the date of the Listing is US$6.00, the New Option will be exercised at a price per share of US$7.50, (i.e., the Purchaser will receive approximately 266,667 shares of the Company at a price per share equal to US$7.50).

c.	If the Company, at any time while the New Option is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on its Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares, (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of reverse share split) outstanding Ordinary Shares into a smaller number of shares, or (iv) issues by reclassification of Ordinary Shares or any shares of capital stock of the Company, as applicable, then in each case the exercise price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event, and the number of shares issuable upon exercise of the New Option shall be proportionately adjusted such that the aggregate exercise price of the New Option shall remain unchanged. Any adjustment made pursuant to this Section (C) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

d.	During such time as the New Option is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement, rights offering or other similar transaction), at any time after the issuance of the New Option, then, if and only if an adjustment pursuant to this subsection would cause the exercise price to be reduced, in each such case, the exercise price shall be multiplied by a fraction, of which the denominator shall be the price per share of the Company’s Ordinary Shares on the closing of the last trading day prior to the ex-date of such distribution, and the numerator shall be the price per share of the Company’s Ordinary Shares on such ex- date.

e.	The Parties expressly agree that in the event the Company does not complete a Listing on or prior to December 31st 2024, the New Option shall automatically terminate, become null and void and be of no further effect. For avoidance of doubt, in such an event, the Purchaser shall have no options to purchase Ordinary Shares of the Company .

Miscellaneous.

2.	All other terms and provisions of the SPA and\or the First Addendum and\or the Second Addendum, not specifically amended herein, shall remain in full force and effect, and shall continue to apply mutatis mutandis to the provisions detailed herein.

3.	Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Second Addendum and the intentions of the Parties as reflected thereby.

4.	This Third Addendum shall be governed by and construed in accordance with the laws of the State of Israel, excluding the body of law pertaining to conflict of law. Any disputes arising under or in relation to this Second Addendum shall be resolved exclusively by the competent courts of Tel-Aviv.

5.	This Third Addendum may be executed in any number of counterparts, each of which shall be deemedan original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. Signatures by facsimile or signatures which have been scanned and transmitted by electronic mail shall be deemed valid and binding for all purposes.

[Signature Page to Follow]

Signature Page of the Third Addendum to the Share Purchase Agreement of Polyrizon Ltd.

IN WITNESS WHEREOF, the parties have executed this Third Addendum on the date first appearing above:

THE COMPANY:

/s/ Tomer Izraeli
POLYRIZON LTD.

By:	Tomer Izraeli
Title:	CEO

THE PURCHASER:

MEDIGUS LTD.

By:
Title:

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